EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-8 of (A) our reports dated February 25, 2008, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 and (B) our report dated June 27, 2007, with respect to the statements of net assets available for benefits of the Wells Fargo & Company 401(k) Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, all of which are incorporated herein by reference. Our report on the aforementioned Wells Fargo & Company and Subsidiaries consolidated financial statements, dated February 25, 2008, refers to a change in the method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and provided additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007 and refers to a change in the method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

/s/ KPMG LLP

San Francisco, California
March 6, 2008